FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  April 19, 2004

Commission File Number 1-13123

METALS USA, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	76-0533626
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Riverway, Suite 1100 Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 965-0990

ITEM  5.          OTHER EVENTS

Text of Press Release Dated April 19, 2004 –

METALS USA ACHIEVES RECORD PROFIT AND 41% SALES GROWTH

April 19, 2004 – HOUSTON, TEXAS – Metals USA, Inc. (NASDAQ: MUSA), a leader in the metals processing and distribution industry, today announced results for its first quarter, ended March 31, 2004. Net sales for the quarter were $319.2 million, while net income was $18.5 million, or $0.91 per diluted share for the quarter.  For the year ago first quarter, net sales were $226.3 million with a net loss of ($0.2) million, or ($0.01) per diluted share.  First quarter 2004 EBITDA was $32.0 million, compared to $1.5 million for the same quarter of 2003.  The primary driving force behind the record numbers achieved during the first quarter this year were an average increased sales price of 9%, coupled with a 34% combined increase in shipped tonnage by the Flat Rolled and Plates and Shapes Divisions when compared to the same period last year.

C. Lourenço Gonçalves, President and CEO of Metals USA commented, “We are proud of our first quarter results. We are also very pleased with the commitment of all Metals USA employees in accomplishing our results.  The most important attribute of our company is the common goal shared by all employees toward building a profitable and strong company.”

Mr. Gonçalves continued, “Through disciplined execution of our business plan for the Flat Rolled and Plates and Shapes Divisions, we have increased our net sales by 41% compared to the first quarter of last year.  Additionally, Metals USA increased net sales revenues by 28% when compared to the fourth quarter of 2003.  We not only benefited from the improving economy but we also earned new customers as they sought a reliable and proactive supplier, one which can obtain, process and deliver the metal they need in a timely fashion.  Thanks to the strong relationship we have developed with the mills, Metals USA has been able to support the increased tonnage needed by our long-term and loyal customers.  Additionally, we were also able to support new customers during this period of tight steel supplies, demonstrating our ability to provide quality service, and earning their loyalty.”

Mr. Gonçalves added: “We truly believe that we are the middlemen between the mills and end users. Acting accordingly, our sales representatives did an excellent job informing our customers about market conditions and pricing actions taken by the mills.  We are positioning Metals USA to be profitable in changing market conditions. Of course, the strategy we use may vary, as it depends on the circumstances at the time. Nevertheless, middlemen should know better than anybody else what to do at the right time.  With a bigger contribution from our Building Products Division during their seasonally stronger second quarter, together with the continued solid performance from the Plates and Shapes and the Flat Rolled Divisions, second quarter should be another good quarter for Metals USA.”

Metals USA will host a conference call on Tuesday, April 20th at 11:00 a.m. EDT during which Lourenço Gonçalves will discuss Metals USA’s first quarter 2004 results.  You are invited to listen to the live audio broadcast of the conference call over the internet, accessible from the Metals USA web site: www.metalsusa.com.  A replay of the call will be available until May 19, 2004 either on the Company’s website or by dialing (888) 203-1112 and enter the pass code 174197.

Metals USA provides a wide range of products and services in the heavy carbon steel, flat-rolled steel, specialty metals, and building products markets. For more information, visit the company’s website at www.metalsusa.com.  The information contained in this release is limited and the Company encourages interested parties to read the Company’s Form 10-K and 10-Qs which are on file with the Securities and Exchange Commission for more complete information.  Additionally, copies of the Company’s filings with the Securities and Exchange Commission together with press releases and other information investors may find of benefit can be found at the Company’s website at www.metalsusa.com.

This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements.  These factors include, but are not limited to, those disclosed in the Company’s periodic filings with the Securities and Exchange Commission.

-Tables follow-

Metals USA, Inc.
Unaudited Consolidated Statements of Operations
(In millions, except per share amounts and shipments)

	Three Months Ended
	March 31,		December 31,
	2004	2003	2003

Revenues:
Net sales	$319.2	$226.3	$249.5
Cost of sales	225.3	173.7	189.6
Gross profit	93.9	52.6	59.9
Operating cost and expenses:
Operating and delivery	37.0	29.9	33.9
Selling, general and administrative	24.9	21.2	21.8
Depreciation and amortization	0.3	—	0.2
Operating income	31.7	1.5	4.0
Other (income) expense:
Interest expense	1.7	1.7	1.3
Other (income) expense, net	(0.4)	(0.1)	(1.8)
Net income (loss) before income taxes and discontinued operations	30.4	(0.1)	4.5
Provision for income taxes	11.9	—	1.9
Net income (loss) before discontinued operations	18.5	(0.1)	2.6
Discontinued operations, net of income taxes	—	(0.1)	—
Net income (loss)	$18.5	$(0.2)	$2.6

Net income (loss) per share - basic:
Before discontinued operations	$0.92	$(0.01)	$0.13
Discontinued operations	—	—	—
Total	$0.92	$(0.01)	$0.13

Net income (loss) per share - diluted:
Before discontinued operations	$0.91	$(0.01)	$0.13
Discontinued operations	—	—	—
Total	$0.91	$(0.01)	$0.13

Number of common shares used in the per share calculations:
Basic	20.2	20.2	20.2
Diluted	20.4	20.2	20.5

Non GAAP Financial and other information:
Shipments (in thousands of tons)	408	304	337

Reconciliation of EBITDA:
Operating income	$31.7	$1.5	$4.0
Depreciation and amortization expense	0.3	—	0.2
EBITDA	$32.0	$1.5	$4.2

We believe that EBITDA is commonly used as a measure of performance for companies in our industry and are frequently used by analysts, investors, lenders and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States. The items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of operating performance or as a measure of liquidity.

Metals USA, Inc.
Unaudited Consolidated Condensed Balance Sheets
(In millions)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash	$11.8	$11.4
Accounts receivable, net of allowance of $8.0 and $6.9 respectively	169.3	125.0
Inventories	270.6	240.0
Prepaid expenses and other	7.9	8.4
Total current assets	459.6	384.8
Property and equipment, net	22.1	17.6
Other assets, net	5.5	4.8
Total assets	$487.2	$407.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$49.5	$48.9
Accrued liabilities	43.7	32.0
Current portion of long-term debt	0.5	0.5
Total current liabilities	93.7	81.4
Long-term debt, less current portion	166.4	118.2
Other long-term liabilities	6.9	7.0
Total liabilities	267.0	206.6
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.1 par value, 5,000,000 shares authorized; none issued	—	—
Common stock. $.01 par value, 200,000,000 shares authorized; 20,173,910 shares issued and outstanding at March 31, 2004 and 20,154,710 shares issued and outstanding at December 31, 2003	0.2	0.2
Additional paid-in capital	197.3	196.2
Retained earnings	22.7	4.2
Total stockholders’ equity	220.2	200.6
Total liabilities and stockholders’ equity	$487.2	$407.2

Metals USA, Inc.
Unaudited Consolidated Condensed Statements of Cash Flows
(In millions)

	Three Months Ended March 31,
	2004	2003

Cash flows from operating activities:
Net income (loss)	$18.5	$(0.2)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Net loss from discontinued operations	—	0.1
Provision for bad debts	1.5	0.8
Depreciation and amortization	0.3	—
Changes in operating assets and liabilities, net of non-cash transactions:
Accounts receivable	(47.2)	(13.6)
Inventories	(29.9)	14.1
Prepaid expenses and other	1.0	1.7
Accounts payable and accrued liabilities	12.2	(2.5)
Other operating	1.1	1.0
Net cash provided by (used in) continuing operating activities	(42.5)	1.4
Net cash provided by (used in) discontinued operating activities	—	(0.3)
Net cash provided by (used in) operations	(42.5)	1.1

Cash flows from investing activities:
Sale of assets	0.1	5.4
Purchase of assets	(4.8)	(2.3)
Net cash provided by investing activities	(4.7)	3.1

Cash flows from financing activities:
Net borrowings (repayments) on credit facilities	48.3	2.7
Net repayments on long-term debt	(0.1)	(1.9)
Deferred financing costs	(0.8)	—
Issuance of common stock	0.2	—
Net cash provided by (used in) financing activities	47.6	0.8

Net increase (decrease) in cash	0.4	5.0
Cash, beginning of period	11.4	6.3
Cash, end of period	$11.8	$11.3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, who has signed this report on behalf of the Registrant.

METALS USA, INC.

Date: April 19, 2004	By:	/s/ Terry L. Freeman
Terry L. Freeman
Senior Vice President
and Chief Financial Officer